REPAYMENT GUARANTY

THIS REPAYMENT GUARANTY (this “Guaranty”) is made as of December 23, 2010, by GRUBB & ELLIS HEALTHCARE REIT II, INC., a Maryland corporation (“Guarantor”) in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

1. Except as otherwise provided in this Guaranty, initially capitalized terms used in this Guaranty without definition are defined in that certain Loan Agreement of even date herewith by and between G&E HC REIT II Lawton MOB Portfolio, LLC, a Delaware limited liability company(“Borrower”) and Lender (the “Loan Agreement”).

2. In order to induce Lender to loan to Borrower (whether acting on behalf of itself or any estate created by the commencement of a case under Title 11 United States Code or any successor statute thereto (the “Bankruptcy Code”) or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower’s property or similar Person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding) the original principal sum of $7,300,000.00 (the “Loan”), evidenced by a secured promissory note of even date herewith (the “Note”), in the principal amount of $7,300,000.00, executed by Borrower and payable to the order of Lender, except as otherwise provided herein, Guarantor hereby unconditionally and irrevocably guarantees to Lender (and any Swap Counterparty) and to its successors, endorsees and/or assigns, the full and prompt payment of (a) the principal sum of the Note in accordance with its terms when due, by acceleration or otherwise, together with all interest accrued thereon, when due under the terms of the Note, and any and all other sums of money that become owing by Borrower to Lender under the Note, the Loan Agreement and/or any other “Loan Document” as such term is defined in the Loan Agreement, and (b) all present and future indebtedness, settlement obligations, termination fees and costs, and all other sums and obligations now and hereafter owing to Lender and/or Swap Counterparty by Borrower (or any Affiliate of Borrower) under or in connection with any and all present and future Swap Transactions and Swap Contracts (which Note, Loan Agreement, Swap Contracts and other “Loan Documents” are also collectively referred to herein as the “Loan Documents”). The obligations guaranteed pursuant to this Section 2 are hereinafter referred to as the "Guaranteed Obligations.”

Notwithstanding anything else to the contrary contained in this Guaranty, so long as (i) Ground Lessor owns and operates the hospital located adjacent to the Project at 5602 SW Lee Boulevard, Lawton, Oklahoma (the “Hospital”), and (ii) no Ground Lease has been terminated, then the maximum principal amount of the Note for which the Guarantor shall be liable under this Guaranty shall in no event exceed One Million Eight Hundred Twenty-Five Thousand and No/100 Dollars ($1,825,000.00) (the “Base Guaranteed Principal Amount”). The limitation on Guarantor’s liability under this Guaranty with respect to the Base Guaranteed Principal Amount and the Increased Guaranteed Principal Amount, as applicable (defined below), shall apply only with respect to the principal amount owing under the Note, and shall not limit or impair Guarantor’s liability for and continuing obligation to pay Lender 100% of the Additional Guaranteed Amounts (defined below) at all times under this Guaranty. For the purposes of clarification, and without limitation, in addition to the Guaranteed Principal Amount (defined below), Guarantor shall at all times be and remain liable and responsible for the payment to Lender of 100% of (a) all interest and all collection costs, attorneys’ fees and all other sums other than principal owing on the Loan and under the Loan Documents, and (b) all Swap Contract Obligations, including, without limitation, all amounts owing to Lenders (or any Swap Counterparty) under any and all present and future Swap Transactions and Swap Contracts. Guarantor shall also pay to Lender on demand (which sums shall also constitute Guaranteed Obligations), any deficiency, loss or damage suffered by Lender because of: (1) Borrower’s commission of a criminal act, (2) the failure to comply with provisions of the Loan Documents prohibiting the sale, transfer or encumbrance of the Property; (3) the misapplication by Borrower or Guarantor of any funds derived from the Property, including security deposits, insurance proceeds, condemnation awards, rental income or other income arising with respect to the Property; (4) Borrower’s commission of waste; (5) Borrower’s removal of collateral from the Property without replacement; (6) Borrower’s or Guarantor’s violation of law; (7) losses, expense or liability relating to the presence of hazardous or toxic materials on the Property, subject to the limitations set forth in the Environmental Indemnity; (8) the fraud or intentional misrepresentation by Borrower, Guarantor or any of their respective Affiliates made in or in connection with the Loan Documents or the Loan; (9) Borrower’s voluntary or involuntary filing, or the filing against Borrower by any party, of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by Borrower not dismissed within 180 days; (10) Borrower’s interference with Agent’s or Lenders’ enforcement proceedings; (11) Borrower’s collection of rent more than one month in advance; and (12) any amount owing to Lender under indemnity provisions that relate to liabilities to third parties resulting from acts or omissions of Borrower or such other third parties with whom Borrower has dealt, and/or from the ownership, occupancy or use of the Property. All of the Guaranteed Obligations, other than the Guaranteed Principal Amount (defined below), are referred to herein as the “Additional Guaranteed Amounts.”

However, if the Ground Lessor ceases to own and operate the Hospital (the “Guaranty Increase Criterion”), then the maximum principal amount of the Note for which the Guarantor shall be liable under this Guaranty shall be increased to Seven Million Three Hundred Thousand and No/100 Dollars ($7,300,000.00), 100% of the Guaranteed Obligations (the “Increased Guaranteed Principal Amount,” or, alternating with the Base Guaranteed Principal Amount, the ["Guaranteed Principal Amount"]). If, at any time after such increase in the maximum principal amount for which Guarantor shall be liable under this Guaranty, a Person acceptable to Lender in its sole discretion owns and operates the Hospital, and so long as no Ground Lease has been terminated, the Guaranteed Principal Amount shall once again be reduced to the Base Guaranteed Principal Amount.

The agreement of Lender to the foregoing limitation on Guarantor’s liability shall in no way be deemed to limit or restrict the right of Lender to apply any sums paid by Guarantor to any portion of its obligations owing to Lender under this Guaranty. In addition, if a Ground Lease has been terminated, or otherwise becomes ineffective and unenforceable in accordance with its terms, the Guaranteed Principal Amount shall be 100% (i.e., $7,300,000.00) of the Guaranteed Obligations.

Guarantor agrees that any indebtedness which remains owing under the Loan Documents from time to time, including all indebtedness that remains owing after the application of payments received from Borrower and the application of proceeds received from the foreclosure of the Deed of Trust (or after application of the credit bid of the Lender at the foreclosure sale) and other liquidation of the collateral for the indebtedness secured thereby, shall be deemed to be indebtedness guaranteed hereby (subject to the above limitation on the maximum guaranteed amount of principal indebtedness as set forth above) (so that, for example, if following foreclosure and receipt of the foreclosure proceeds, the total principal indebtedness owing to Lender under the Note is $1,825,000.00, and the Guaranteed Principal Amount as calculated above is $1,825,000.00, the principal amount for which Guarantor would be liable to Lender hereunder is the full $1,825,000.00), and Guarantor may not claim or contend so long as any such indebtedness remains outstanding that any payments received by Lender from Borrower or otherwise, or proceeds received by Lender in connection with the liquidation of collateral, shall have reduced or discharged Guarantor’s liability or obligations hereunder.

Nothing contained in this Section 2 shall be deemed to (a) limit or otherwise impair any of the waivers or agreements of Guarantor contained in the preceding or following sections of this Guaranty, (b) require Lender to proceed against Borrower or any collateral before proceeding against Guarantor (any such requirement having been specifically waived), or (c) limit or otherwise impair any right Lender would have in the absence of this paragraph. Further, if more than one person has executed this Guaranty as a Guarantor, the above liability limitations with respect to principal are not intended to and shall not be apportioned among such persons, but rather shall apply to the aggregate liability of all such persons, so that Lender may recover all or any portion of the guaranteed principal amount hereunder from any one or more of such persons until such maximum amount of principal is recovered.

3. To the maximum extent permitted by law:

(a) Guarantor waives any and all rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to Guarantor by reason of applicable law, including, without limitation, any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations or to any other guarantor of any of the Guaranteed Obligations with respect to such guarantor’s obligations under its guaranty, in either case, pursuant to the antideficiency or other laws of this state limiting or discharging the principal’s indebtedness or such other guarantor’s obligations; and

(b) Guarantor waives all rights and defenses that Guarantor may have because Borrower’s debt is secured by real property. This means, among other things:

(i) Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower;

(ii) If Lender forecloses on any real property collateral pledged by Borrower:

(A) The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price;

(B) Lender may collect from Guarantor even if the Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property; and

(c) Guarantor waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrower by the operation of applicable law or otherwise, and even though that election of remedies by Lender has destroyed Guarantor’s rights of contribution against another guarantor of any of the Guaranteed Obligations.

(d) Guarantor hereby waives any right it might otherwise have under applicable law or otherwise to have Borrower designate the portion of any such obligation to be satisfied in the event that Borrower provides partial satisfaction of such obligation. Guarantor acknowledges and agrees that Borrower may already have agreed with Lender, or may hereafter agree, that in any such event the designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Lender rather than by Borrower.

No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 3.

4. Guarantor represents and warrants to Lender that Guarantor has a financial interest in Borrower or is otherwise affiliated with Borrower. In that regard, Guarantor agrees that Lender’s agreement to make the Loan to Borrower is of substantial and material benefit to Guarantor and further agrees as follows:

(a) Guarantor shall continue to be liable under this Guaranty and the provisions hereof will remain in full force and effect notwithstanding (i) any modification, agreement or stipulation between Borrower and Lender or their respective successors and assigns, with respect to the Loan Documents or the obligations encompassed thereby, including, without limitation, the Guaranteed Obligations, (ii) Lender’s waiver of or failure to enforce any of the terms, covenants or conditions contained in the Loan Documents or in any modification thereof, (iii) any discharge or release of Borrower or any other guarantor from any liability with respect to the Guaranteed Obligations, (iv) any discharge, release, exchange or subordination of any real or personal property then held by Lender as security for the performance of the Guaranteed Obligations, (v) any additional security taken for the Guaranteed Obligations, whether real or personal property, (vi) any foreclosure or other realization on any security for the Guaranteed Obligations, regardless of the effect upon Guarantor’s subrogation, contribution or reimbursement rights against Borrower or any other guarantor, (vii) any additional loans or financial accommodations to Borrower or (viii) the manner or order by which payments are applied to principal, interest or other obligations under the Loan Documents. Without limiting the generality of the foregoing, Guarantor hereby agrees that Guarantor’s liability shall continue even if Lender alters any obligations under the Loan Documents in any respect or Lender’s remedies or rights against Borrower are in any way impaired or suspended without Guarantor’s consent.

(b) Notwithstanding anything to the contrary contained in this Guaranty, Guarantor’s liability under this Guaranty shall continue until (i) all sums due under the Note have been paid in full and (ii) all Guaranteed Obligations to Lender have been satisfied (and shall not be reduced by virtue of any payment by Borrower of any amount due under the Note or under any of the Loan Documents or by Lender’s recourse to any collateral or security), but shall terminate thereafter.

(c) Guarantor represents and warrants to Lender that Guarantor now has and will continue to have full and complete access to any and all information concerning the transactions contemplated by the Loan Documents or referred to therein, the value of the assets owned or to be acquired by Borrower, Borrower’s financial status and its ability to pay and perform the Guaranteed Obligations owed to Lender. Guarantor further represents and warrants that Guarantor has reviewed and approved copies of the Loan Documents and is fully informed of the remedies Lender may pursue, with or without notice to Borrower, in the event of default under the Note or other Loan Documents. So long as any of the Guaranteed Obligations remains unsatisfied or owing to Lender, Guarantor shall keep fully informed as to all aspects of Borrower’s financial condition and the performance of the Guaranteed Obligations.

(d) Guarantor acknowledges and agrees that Guarantor may be required to perform the Guaranteed Obligations in accordance with the terms hereof notwithstanding the fact that the Loan has fully matured, that the outstanding principal balance thereof is fully due and payable and that Borrower is in default of its obligation to pay the full amount due under the Note on the maturity thereof.

5. The liability of Guarantor under this Guaranty is a guaranty of payment and performance and not of collectibility, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents or other instruments relating to the creation or performance of the Guaranteed Obligations or the pursuit by Lender of any remedies which it now has or may hereafter have with respect thereto under the Loan Documents, at law, in equity or otherwise. Guarantor hereby agrees that Guarantor shall be liable even if Borrower had no liability at the time of execution of any of the Loan Documents or thereafter ceases to be liable. Guarantor hereby agrees that Guarantor’s liability may be larger in amount and more burdensome than that of Borrower. Guarantor’s liability hereunder shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for the Loan, whether caused by hazardous substances or otherwise, Lender’s failure to perfect a security interest in such security or collateral or any disability or other defense of Borrower or any other guarantor.

6. Except as otherwise provided herein and/or in any other Loan Document, Guarantor hereby waives to the extent permitted by law: (i) all notices to Guarantor, to Borrower, or to any other Person, including without limitation notices of the acceptance of this Guaranty or the creation, renewal, extension, modification, accrual of any of the Guaranteed Obligations owed to Lender, enforcement of any right or remedy with respect thereto and notice of any other matters relating thereto; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof; and (iv) all principles or provisions of law which conflict with the terms of this Guaranty. Guarantor further agrees that Lender may enforce this Guaranty upon the occurrence of an event of default under the Note or the other Loan Documents (as event of default is described therein), notwithstanding the existence of any dispute between Borrower and Lender with respect to the existence of said event of default or performance of the Guaranteed Obligations or any counterclaim, set-off or other claim which Borrower may allege against Lender with respect thereto. Moreover, Guarantor agrees that Guarantor’s obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

7. Guarantor agrees that Lender may enforce this Guaranty without the necessity of resorting to or exhausting any security or collateral (including, without limitation, pursuant to a judicial or nonjudicial foreclosure) and without the necessity of proceeding against Borrower or any other guarantor. Guarantor hereby waives any and all rights under applicable law to require Lender to proceed against Borrower, to proceed against any other guarantor, to foreclose any lien on any real or personal property, to exercise any right or remedy under the Loan Documents, to draw upon any letter of credit issued in connection herewith, or to pursue any other remedy or to enforce any other right.

8. (a) Guarantor agrees that nothing contained herein shall prevent Lender from suing on the Note or from exercising any rights available to it under the Note or under any of the other Loan Documents and that the exercise of any of the aforesaid rights will not constitute a legal or equitable discharge of Guarantor. Guarantor understands that the exercise by Lender of certain rights and remedies contained in the Loan Documents (such as a nonjudicial foreclosure) may affect or eliminate Guarantor’s right of subrogation against Borrower and that Guarantor may therefore incur a partially or totally non-reimbursable liability hereunder; nevertheless, Guarantor hereby authorizes and empowers Lender to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available to Lender, since it is the intent and purpose of Guarantor that the obligations hereunder are absolute, independent and unconditional under any and all circumstances. Guarantor expressly waives any defense (which defense, if Guarantor had not given this waiver, Guarantor might otherwise have) to a judgment against Guarantor by reason of a nonjudicial foreclosure sale. Notwithstanding any foreclosure of the lien of any deed of trust or security agreement with respect to any or all of the real or personal property secured thereby, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, Guarantor shall remain bound under this Guaranty.

(b) Guarantor agrees that Guarantor shall have no right of subrogation against Borrower or against any collateral or security provided for in the Loan Documents and no right of reimbursement or contribution against any other guarantor unless and until all Guaranteed Obligations have been indefeasibly paid and satisfied in full, and Lender has released, transferred or disposed of all of its rights, title and interest in any collateral or security. To the extent the waiver of Guarantor’s rights of subrogation, reimbursement and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, Guarantor further agrees that Guarantor’s rights of subrogation and reimbursement against Borrower and Guarantor’s rights of subrogation against any collateral or security shall be junior and subordinate to any rights Lender may have against Borrower and to all rights, title and interest Lender may have in such collateral or security, and Guarantor’s rights of contribution against any other guarantor shall be junior and subordinate to any rights Lender may have against such other guarantor. Lender may use, sell or dispose of any item of collateral or security as it sees fit without regard to Guarantor’s subrogation and contribution rights, and upon disposition or sale of any item, Guarantor’s rights with respect to such item will terminate. With respect to the foreclosure of any security interest in any personal property collateral then securing the Guaranteed Obligations, Lender agrees to give Guarantor five (5) Business Days’ prior written notice, in the manner set forth in Section 11 hereof, of any sale or disposition of any such personal property collateral, other than collateral which is perishable, threatens to decline speedily in value, is of a type customarily sold on a recognized market, or is cash, cash equivalents, certificates of deposit or the like.

(c) Guarantor’s sole right with respect to any such foreclosure of real or personal property collateral shall be to bid at such sale in accordance with applicable law. Guarantor acknowledges and agrees that Lender may also bid at any such sale and in the event such collateral is sold to Lender in whole or in partial satisfaction of the Guaranteed Obligations (or any portion thereof), Guarantor shall have no further right or interest with respect thereto. Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease, or in any way to diminish any rights of set-off Lender may have with respect to any cash, cash equivalents, certificates of deposit, letters of credit or the like which may now or hereafter be deposited with Lender by Borrower.

(d) To the extent any dispute exists at any time between or among Guarantor and any other guarantor of the Guaranteed Obligations as to Guarantor’s or any other guarantor’s right to contribution or otherwise, Guarantor agrees to indemnify, defend and hold Lender harmless from and against any loss, damage, claim, demand, cost or any other liability (including, without limitation, reasonable attorneys’ fees and costs) Lender may suffer as a result of such dispute.

(e) So long as any of the Guaranteed Obligations are owing to Lender, Guarantor shall not, without the prior written consent of Lender, commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against Borrower. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or by any defense which Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such case. Lender shall have the sole right to accept or reject any plan on behalf of Guarantor proposed in such case and to take any other action which Guarantor would be entitled to take, including, without limitation, the decision to file or not file a claim. Guarantor acknowledges and agrees that any interest on the Guaranteed Obligations which accrues after the commencement of any such proceeding (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on any such portion of the Guaranteed Obligations if said proceedings had not been commenced) will be included in the Guaranteed Obligations because it is the intention of the parties that the Guaranteed Obligations should be determined without regard to any rule or law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantor hereby permits any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Lender, or allow the claim of Lender in respect of, any such interest accruing after the date on which such proceeding is commenced. Guarantor hereby assigns to Lender Guarantor’s right to receive any payments from any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person by way of dividend, adequate protection payment or otherwise. If all or any portion of the Guaranteed Obligations are paid or performed by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise in such case irrespective of payment in full of all obligations under the Loan Documents.

9. (a) Guarantor represents and warrants that any financial statements, tax returns or other documents of Guarantor heretofore made available to Lender are true and correct in all respects. Such statements were prepared in accordance with generally accepted accounting principles, consistently applied and fairly present the financial position of Guarantor as of the date thereof. Guarantor further represents and warrants that no material adverse change has occurred in Guarantor’s financial position since the date of such statements.

(b) Guarantor covenants and agrees to make available to Lender any and all financial information required by Lender pursuant to the Loan Agreement. Guarantor further covenants and agrees to immediately notify Lender of any material adverse change in Guarantor’s financial status.

10. All notices, requests and demands to be made hereunder to the parties hereto must be in writing and given as provided in the notice provisions of the Loan Agreement (at the addresses set forth below).

To Lender:	U.S. Bank National Association 4100 Newport Place, Suite 900 Newport Beach, California 92660 Attention: Loan Administration Telephone: (949) 863-2376 Facsimile: (949) 252-1759
To Guarantor:	Grubb & Ellis Healthcare REIT II, Inc. 1551 North Tustin Avenue, Suite 300 Santa Ana, California 92705 Attn: Danny Prosky Telephone: (714) 975-2315 Facsimile: (714) 667-0611
With a copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23224 Attention: Joseph J. McQuade, Esq.

11. Guarantor represents and warrants to Lender as follows:

(a) No consent of any other Person, including, without limitation, any creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder. This Guaranty has been duly executed and delivered by Guarantor, and constitutes the legally valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

(b) The execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of Guarantor’s property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

12. Guarantor’s performance of a portion, but not all, of the Guaranteed Obligations will in no way limit, affect, modify or abridge Guarantor’s liability for that portion of the Guaranteed Obligations that is not performed. Without in any way limiting the generality of the foregoing, in the event that Lender is awarded a judgment in any suit brought to enforce Guarantor’s covenant to perform a portion of the Guaranteed Obligation, such judgment will in no way be deemed to release Guarantor from its covenant to perform any portion of the Guaranteed Obligation which is not the subject of such suit.

13. Guarantor covenants and agrees to furnish financial information concerning Guarantor as follows:

(a) within ninety (90) days following the end of Guarantor’s Fiscal Year, annual financial statements for Guarantor, certified by Guarantor’s chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller (a “Responsible Officer”) to be true and correct;

(b) within forty-five (45) days following the end of each fiscal quarter, quarterly financial statements for Guarantor, certified by a Responsible Officer to be true and correct;

(c) such other financial information concerning Guarantor as Lender may reasonably request.

All such financial statements shall be in reasonable detail, shall be prepared for partnerships, corporations, trusts and limited liability companies in accordance with generally accepted accounting principles consistently applied and for individuals in accordance with accounting principles consistently applied, shall be certified by the party to which they apply as true, correct and complete, and, with respect to annual statements of partnerships, corporations, trusts and limited liability companies, shall be certified by a certified public accountant of recognized standing acceptable to Lender.

14. Guarantor also covenants and agrees as follows:

(a) Tangible Net Worth. Guarantor shall at all times, to be tested quarterly as noted in Section 14(g) below (commencing as of the quarter ending on December 31, 2010) and in connection with the delivery of a Guarantor Covenant Compliance Certificate (as defined below) in accordance with the terms and provisions of the Credit Agreement, maintain a minimum Tangible Net Worth in total of not less than $75,000,000.00 plus 75% of the aggregate amount of all net funds received by the Guarantor from offerings of Equity Interests by the Guarantor for the period commencing on September 30, 2010 through the Maturity Date.

(b) Liquid Assets. Guarantor shall at all times, to be tested quarterly as noted in Section 14(g) (commencing as of the quarter ending on December 31, 2010) and in connection with the delivery of a Guarantor Covenant Compliance Certificate, maintain aggregate liquid assets (i) of at least $5,000,000.00 for the period commencing on September 30, 2010 through December 31, 2010; (ii) of at least $10,000,000.00 for the period commencing on January 1, 2011 through December 31, 2011; and (iii) of at least $15,000,000.00 for the period commencing on January 1, 2012 through the Maturity Date. Eligible liquid assets shall be limited to cash or cash equivalents plus the amount by which the aggregate commitments of all lenders under that certain Credit Agreement (“Credit Agreement”) dated as of July 19, 2010 among Guarantor, Bank of America, N.A., and others, exceed the aggregate outstanding principal amount under the Credit Agreement. The Credit Agreement shall be deemed to include any additional or similar credit facility available to Guarantor from time to time.

(c) Fixed Charge Coverage Ratio. Guarantor shall maintain at all times, to be tested quarterly as noted in Section 14(g) (commencing as of the quarter ending on December 31, 2011) and in connection with the delivery of a Guarantor Covenant Compliance Certificate, during the periods below a minimum Fixed Charge Coverage Ratio (i) for the quarterly testing period ending on December 31, 2011, not less than 1.75 to 1.00, and (ii) as of each calendar quarter end occurring after December 31, 2011 through the Maturity Date, not less than 2.00 to 1.00.

(d) Funded Debt Ratio. Guarantor shall maintain at all times, to be tested quarterly as noted in Section 14(g) (commencing as of the quarter ending on December 31, 2010) and in connection with the delivery of a Guarantor Covenant Compliance Certificate, a maximum ratio of Funded Debt to Total Assets of 50%.

(e) Maximum Dividend Ratio. Guarantor shall maintain at all times, to be tested quarterly as noted in Section 14(g) (commencing as of the quarter ending on December 31, 2011) and in connection with the delivery of a Guarantor Covenant Compliance Certificate, a ratio of the Guarantor’s paid out dividends and distributions during each calendar quarter to the Guarantor’s Modified Funds From Operations received during such calendar quarter not more than the following: (i) commencing as of the calendar quarter end occurring on December 31, 2011, not more than 1.20 to 1.00, and (ii) as of each calendar quarter end occurring after December 31, 2011 through the Maturity Date (including any extension thereof), not more than 0.95 to 1.00.

(f) As used in this Section 14, the following terms shall have the meanings indicated below:

(i) "Equity Interests” means any share of capital stock of (or other ownership or profit interests in), any warrant, option or other right for the purchase or other acquisition of any share of capital stock of (or other ownership or profit interests in), any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such warrant, right or option for the purchase or other acquisition of such share (or such other interests), and any other ownership or profit interest in (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

(ii) "Fixed Charges” means, for any period, the sum of (x) Interest Expense for such period, plus (y) current scheduled principal payments on Funded Indebtedness for such period (including, for purposes hereof, current scheduled reductions in commitments, but excluding any payment of principal under the Loan Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for a period beginning the day after the date of determination and lasting the same length of time as the applicable period referenced at the beginning of this definition, plus (z) dividends and distributions on preferred stock, if any, for such period, in each case, determined in accordance with GAAP.

(iii) "Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (x) Operating Cash Flow to (y) Fixed Charges.

(iv) "Funded Debt” means, as of any date of determination, the sum of (x) all Funded Debt minus (y) to the extent included in the calculation of Funded Debt, the aggregate amount of Funded Debt directly attributable to FIN 46 consolidation requirements, all determined in accordance with GAAP.

"Funded Debt” means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (1) all obligations for borrowed money, whether current or long-term (including all Obligations under the Loan Documents) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (2) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business), and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms); (3) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations; (4) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments; (5) support obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable); and (6) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and as such, has personal liability for such obligations, but only to the extent there is recourse to such person (or, if applicable, any Person in such consolidated group) for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (1) and purchase money indebtedness and the deferred purchase obligations under clause (2), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (3), and based on the amount of the Funded Debt that is the subject of the support obligations in the case of support obligations under clause (4). For purposes of clarification, “Funded Debt” of Persons constituting a consolidated group shall not include inter-company indebtedness of such Persons, general accounts payable of such Persons which arise in the ordinary course of business, accrued expenses of such Persons incurred in the ordinary course of business of minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (6) above).

(v) "Funds From Operations” means, with respect to any period, net income (or loss), plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided. Notwithstanding contrary treatment under GAAP, for purposes hereof, (x) “Funds From Operations” shall include, and be adjusted to take into account, the Borrower’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, and (y) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (1) restructuring of indebtedness, (2) sales of property, (3) sales or redemptions of preferred stock, (4) revenue or expenses related to owned and operated assets, (5) revenue or expense related to FIN 46 consolidation requirements, (6) acquisition expenses, (7) amortization of above or below market leases, (8) losses from derivative financial instruments, (9) any other special charges.

(vi) "Interest Expense” means, for any period, all interest expense and letter of credit fee expense, as determined in accordance with GAAP during such period; provided that, Interest Expenses shall, in any event, (x) include the interest component under capital leases and the implied interest component under securitization transactions, and (y) exclude the amortization of any deferred financing fees.

(vii) "Operating Cash Flow” means, during the three (3) month period prior to the date of calculation, all rental and other income (including minimum rent, additional rent, escalation and pass through payments, utility charges, forfeited security deposits, service fees or charges and parking fees) received in such period from tenants under executed leases and licensing agreements, and including tenant servicing income (but excluding tenant security deposits) arising from the ownership and operation of all of the properties of the Guarantor in the ordinary course of business minus the sum of all costs, taxes, expenses and disbursements of every kind, nature or description actually paid or due and payable during such period in connection with the leasing, management, operation, maintenance and repair of all of the properties of the Guarantor, and of the personal property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith including the greater of actual management fees or assumed management fees equal to 3.0% of the effective gross revenues of all of the properties of the Guarantor, plus a replacement reserve equal to $0.25 per square foot per year for the total square footage of rentable space in all of the properties in the Guarantor’s REIT (i.e. including properties that are other than Borrowing Base Properties owned by the Borrower), but excluding (1) non-cash expenses, such as depreciation and amortization costs, (2) state and federal income taxes, (3) the non-current portion of capital expenditures determined in accordance with GAAP, (4) debt service payable on the Loan, (5) principal and interest payments on other loans, and (6) non-recurring capitalized expenditures. In determining Operating Cash Flow, extraordinary items of income and expenses, such as those resulting from casualty or condemnation or lease termination payments of tenants, shall be deducted from income or expenses, as applicable, and real estate taxes and insurance premiums paid on an annual basis shall be divided by four (4).

(viii) "Tangible Net Worth” means, as of any date of determination, (x) shareholders’ equity determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, minus (y) all non-real estate related intangible assets, plus (z) all accumulated depreciation and amortization, all determined in accordance with GAAP.

(ix) "Total Assets” means the value of all of the Guarantor’s assets determined on a consolidated basis in accordance with GAAP.

(g) Certification. Guarantor shall deliver to Lender a signed statement from a Responsible Officer in form and substance satisfactory to the Lender (a “Guarantor Covenant Compliance Certificate”), within ninety (90) calendar days after the end of each calendar quarter, or at any time, upon request of the Lender, certifying that the Tangible Net Worth, the liquid assets, the Fixed Charge Coverage Ratio, the Funded Debt ratio, and the maximum dividend ratio covenants set forth in this Section 14 are satisfied and setting forth the actual values with respect to each such covenant as of the period just ended along with evidence reasonably satisfactory to Lender of the Guarantor’s compliance with each of such covenants.

15. This Guaranty is solely for the benefit of Lender and is not intended to nor may it be deemed to be for the benefit of any third party, including Borrower.

16. Guarantor represents and warrants to Lender as follows:

(a) Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification.

(b) Guarantor has the power, authority and legal right to execute, deliver and perform this Guaranty and all obligations required hereunder and has taken all necessary action to authorize its execution, delivery and performance of this Guaranty and all obligations required hereunder. The execution, delivery and performance of this Guaranty will not violate any of the formation or governing documents of Guarantor or of any laws pursuant to which Guarantor has been formed.

17. Guarantor hereby grants Lender a security interest in any personal property of Borrower in which Guarantor hereafter acquires any right, title or interest. Guarantor agrees that such security interest is additional security for the obligations hereby guaranteed. Such security interest is superior to any right of Guarantor in such personal property until all sums due under the Note or other Loan Documents have been repaid in full and all Guaranteed Obligations have been fully satisfied.

18. Lender may assign this Guaranty with any Loan Document, without in any way affecting Guarantor’s liability hereunder. This Guaranty shall be binding upon Guarantor, Guarantor’s heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Lender, its successors, endorsees and assigns. As used herein, the singular includes the plural, and the masculine includes the feminine and neuter and vice versa, if the context so requires.

19. In the event of any dispute or litigation regarding the enforcement or validity of this Guaranty, Guarantor shall be obligated to pay all reasonable, actually incurred, third party charges, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Lender, whether or not any action or proceeding is commenced regarding such dispute and whether or not such litigation is prosecuted to judgment.

20. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA.

21. Guarantor and Lender hereby voluntarily, knowingly and intentionally WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY in any legal action or proceeding arising under or in connection with this Guaranty or any other Loan Document or concerning the Guaranteed Obligations and/or any collateral therefor or pertaining to any transaction related to or contemplated in any Loan Document, regardless of whether such action or proceeding concerns any contractual or tortious or other claim. Guarantor acknowledges that this waiver of jury trial is a material inducement to Lender in extending credit to Borrower, that Lender would not have extended such credit without this jury trial waiver, and that Guarantor has been represented by an attorney or has had an opportunity to consult with an attorney regarding this Guaranty and understands the legal effect of this jury trial waiver.

22. Guarantor hereby submits to the jurisdiction of the state and federal courts in the State of Oklahoma and the State of California for purposes of any action arising from or growing out of this Guaranty, and further agrees that the venue of any such action may be laid in Comanche County, Oklahoma or Orange County, California and that (in addition to any other method provided by law for service of process) service of process in any such action may be made on Guarantor by the delivery of the process to Danny Prosky whose present address is c/o Grubb & Ellis Healthcare REIT II, Inc., 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705, whom Guarantor hereby appoints as Guarantor’s agent for service of process. Nothing contained in this Guaranty, however, shall be deemed to constitute, or to imply the existence of, any agreement by Lender to bring any such action only in said courts or to restrict in any way any of Lender’s remedies or rights to enforce the terms of this Guaranty as, when and where Lender shall deem appropriate, in its sole discretion.

23. No provision of this Guaranty may be changed, waived, revoked or amended without Lender’s and Guarantor’s prior written consent. Every provision of this Guaranty is intended to be severable. If any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity will not affect the balance of the terms and provisions hereof, which terms and provisions will remain binding and enforceable.

24. This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same guaranty with the same effect as if all parties had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and reattached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

25. No failure or delay on the part of Lender to exercise any power, right or privilege under this Guaranty will impair any such power, right or privilege, or be construed to be a waiver of any default or an acquiescence therein, nor will any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

26. This Guaranty embodies the entire agreement among the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature may be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty.

27. This Guaranty is in addition to all other guaranties of Guarantor and any other guarantors of Borrower’s obligations to Lender.

28. GUARANTOR ACKNOWLEDGES THAT GUARANTOR HAS BEEN AFFORDED THE OPPORTUNITY TO READ THIS DOCUMENT CAREFULLY AND TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE BEFORE SIGNING IT. GUARANTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE MEANING AND EFFECT OF THIS DOCUMENT BEFORE SIGNING IT.

29. When two or more persons or entities have executed this Guaranty, unless the context clearly indicates otherwise, all references herein to “Guarantor” shall mean the guarantors hereunder or either or any of them. All of the obligations and liabilities of said guarantors under this Guaranty (and the obligations of other guarantors under any similar or other guaranties of part or all of the Guaranteed Obligations) shall be joint and several. Suit may be brought against said guarantors, jointly and severally, or against any one or more of them (even if less than all), without impairing the rights of Lender against the other or others of said guarantors; and Lender may settle with any one or more of said guarantors for such sums or sum as it may see fit and/or Lender may release any of said guarantors from all further liability to Lender for such indebtedness without impairing the right of Lender to demand and collect the balance of such indebtedness from the other or others of said guarantors not so released; but it is agreed among said guarantors themselves, however, that such settlement and release shall in no way impair the rights of said guarantors as among themselves.

[Signatures on Following Page]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

“Guarantor”

Grubb & Ellis Healthcare REIT II, Inc.,
a Maryland corporation

By: /s/ Danny Prosky
Danny Prosky
Its President